1155 Battery Street, San Francisco, CA 94111
Levi
Strauss
   & Co.
News

Investor Contact:	Roger Fleischmann
Levi Strauss & Co.
(800) 438-0349

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317
LEVI STRAUSS & CO. ANNOUNCES THIRD-QUARTER 2008 FINANCIAL RESULTS
•	Net Revenues Increase 6%, Growth Across All Three Regions

•	Net Income Increases 14%
SAN FRANCISCO (October 2, 2008) – Levi Strauss & Co. (LS&CO.) today announced financial results for the third quarter ended August 24, 2008 and filed its third quarter 2008 results on Form 10-Q with the Securities and Exchange Commission.
Highlights include:

			% Increase
	Three Months Ended		(Decrease)
($ millions)	August 24, 2008	August 26, 2007	As Reported
Net revenues	$1,111	$1,051	6%
Net income	$69	$61	14%

Higher net revenues reflected growth in each of the company’s three regions. The increase in net revenues was primarily driven by currency, the addition of brand-dedicated retail stores worldwide and sales growth at existing stores. Revenues were adversely impacted by wholesale customer Chapter 11 filings in the United States during the second and third quarters, and slower performance in certain markets impacted by weakening economic conditions. The net income increase in the third quarter compared to the same period in 2007 primarily reflected lower interest expense.
The ongoing stabilization of the company’s U.S. enterprise resource planning (ERP) system led to improved order fulfillment and lower costs in the third quarter compared to the second quarter.
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LS&CO. Q3 2008 Results/Add One
October 2, 2008
“I am pleased with our solid third-quarter performance,” said John Anderson, president and chief executive officer. “All three of our regions grew, demonstrating that our global strategies are working even in the face of difficult economic conditions around the world. The Levi’s® brand is performing well globally. And our emerging markets and expanding retail network continue to provide revenue growth.
“Looking at the balance of the year, we are very mindful that economic conditions are deteriorating in many of our key markets around the world. In this challenging environment, we are continuing to invest in the business, including launching our first-ever global Levi’s® 501® campaign,” added Mr. Anderson.
Third Quarter 2008 Highlights
▪	Gross profit in the third quarter increased to $532 million compared with $486 million for the same period in 2007. Gross margin for the third quarter increased to 47.9 percent of revenues compared with 46.3 percent of revenues in the third quarter of 2007. Gross margin benefited from a change in the sales mix, increased company-operated store sales and lower sourcing costs.

▪	Selling, general and administrative (SG&A) expenses for the third quarter increased to $385 million from $343 million in the same period of 2007. Increased expenses in the 2008 period include the effect of currency exchange, higher selling costs related to additional company-operated retail stores and higher expense related to the U.S. ERP stabilization. SG&A in the third quarter of 2007 was positively impacted by a $14 million benefit plan curtailment gain that was not repeated in the 2008 period.

▪	Operating income for the third quarter was $144 million compared with $143 million for the same period of 2007. Higher regional operating income in the 2008 period was partially offset by higher corporate expenses. The increase in corporate expenses was largely a result of lower expenses in the third quarter of 2007 due to the benefit plan curtailment gain.

▪	Interest expense for the third quarter decreased to $37 million compared to $53 million in the third quarter of 2007. The decrease was primarily attributable to lower average interest rates and lower debt levels during the quarter compared to last year.
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LS&CO. Q3 2008 Results/Add Two
October 2, 2008
Regional Overview
Regional net revenues for the quarter were as follows:

			% Increase (Decrease)
Net Revenues ($ millions)	August 24, 2008	August 26, 2007	As Reported	Constant Currency
Americas	$649	$640	1%	1%
Europe	$306	$265	16%	3%
Asia Pacific	$156	$147	6%	3%

▪	Net revenues in the Americas’ region increased slightly, despite the impact of U.S. customer Chapter 11 filings during the second and third quarters. The increase mostly reflected higher sales from company-operated retail stores.

▪	Net revenues in Europe increased on a reported and constant currency basis. The increase in net revenues on a constant currency basis reflected the addition of new company-operated and franchise retail stores, partially offset by weaker wholesale performance in certain markets.

▪	Net revenues in Asia Pacific increased on a reported and constant currency basis. Revenues in the company’s emerging markets in Asia Pacific continued to grow, partially offset by declines in certain of the company’s mature markets in the region.
Balance Sheet and Cash Flow
The company ended the third quarter with cash and cash equivalents of $125 million, a decrease of $31 million from November 25, 2007. Cash provided by operating activities was $151 million for the nine months of 2008, compared with $127 million for the same period in 2007, primarily reflecting lower interest payments, offset by lower operating income during the nine-month period. Total debt was $1.9 billion at the end of the third quarter. During the nine-month period, the company reduced long-term debt by $77 million in addition to paying a $50 million cash dividend to common stockholders during the second quarter.
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LS&CO. Q3 2008 Results/Add Three
October 2, 2008
Investor Conference Call
The company’s third-quarter 2008 investor conference call will be available through a live audio Webcast at www.levistrauss.com/Financials/EarningsWebcasts.aspx today, October 2, 2008, at 1 p.m. PDT/4 p.m. EDT. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through October 9, 2008 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 65542257.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2007 and in our intervening quarterly reports on Form 10Q, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections as well as in our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	August 24,	November 25,
	2008	2007
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$124,752	$155,914
Restricted cash	3,003	1,871
Trade receivables, net of allowance for doubtful accounts of $19,585 and $14,805	548,308	607,035
Inventories:
Raw materials	21,655	17,784
Work-in-process	15,309	14,815
Finished goods	576,149	483,265

Total inventories	613,113	515,864
Deferred tax assets, net	138,508	133,180
Other current assets	119,467	75,647

Total current assets	1,547,151	1,489,511
Property, plant and equipment, net of accumulated depreciation of $632,735 and $605,859	434,853	447,340
Goodwill	205,813	206,486
Other intangible assets, net	42,774	42,775
Non-current deferred tax assets, net	550,112	511,128
Other assets	160,681	153,426

Total assets	$2,941,384	$2,850,666

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$23,589	$10,339
Current maturities of long-term debt	70,875	70,875
Current maturities of capital leases	1,677	2,701
Accounts payable	254,193	243,630
Restructuring liabilities	5,755	8,783
Other accrued liabilities	259,307	248,159
Accrued salaries, wages and employee benefits	188,334	218,325
Accrued interest payable	34,509	30,023
Accrued income taxes	61,182	9,420

Total current liabilities	899,421	842,255
Long-term debt	1,802,626	1,879,192
Long-term capital leases	7,945	5,476
Postretirement medical benefits	146,024	157,447
Pension liability	148,588	147,417
Long-term employee related benefits	100,460	113,710
Long-term income tax liabilities	57,020	35,122
Other long-term liabilities	68,481	48,123
Minority interest	14,654	15,833

Total liabilities	3,245,219	3,244,575

Commitments and contingencies (Note 6)
Temporary equity	1,492	4,120

Stockholders’ Deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	50,185	92,650
Accumulated deficit	(337,344)	(499,093)
Accumulated other comprehensive income (loss)	(18,541)	8,041

Total stockholders’ deficit	(305,327)	(398,029)

Total liabilities, temporary equity and stockholders’ deficit	$2,941,384	$2,850,666

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	August 24,	August 26,	August 24,	August 26,
	2008	2007	2008	2007
	(Dollars in thousands)
	(Unaudited)
Net sales	$1,088,384	$1,031,702	$3,064,394	$3,045,324
Licensing revenue	22,409	19,466	65,604	59,609

Net revenues	1,110,793	1,051,168	3,129,998	3,104,933
Cost of goods sold	578,294	564,957	1,614,901	1,657,980

Gross profit	532,499	486,211	1,515,097	1,446,953
Selling, general and administrative expenses	385,262	343,389	1,127,177	983,743
Restructuring charges, net	3,344	(579)	5,722	12,302

Operating income	143,893	143,401	382,198	450,908
Interest expense	37,305	53,142	119,055	166,644
Loss (gain) on early extinguishment of debt	(101)	35	1,417	14,364
Other (income) expense, net	(14,216)	172	(10,017)	(17,722)

Income before income taxes	120,905	90,052	271,743	287,622
Income tax expense	51,740	29,158	104,770	94,378

Net income	$69,165	$60,894	$166,973	$193,244

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	August 24,	August 26,
	2008	2007
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$166,973	$193,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,925	54,385
Asset impairments	1,840	7,365
Loss on disposal of property, plant and equipment	107	76
Unrealized foreign exchange gains	(9,715)	(5,763)
Realized loss on foreign currency contracts not designated for hedge accounting	5,478	4,106
Employee benefit plans’ amortization from accumulated other comprehensive income (loss)	(26,195)	—
Employee benefit plans’ curtailment gain, net	(3,946)	(39,375)
Write-off of unamortized costs associated with early extinguishment of debt	394	6,570
Amortization of deferred debt issuance costs	2,966	4,076
Stock-based compensation	5,219	3,130
Allowance for doubtful accounts	8,879	1,428
Change in operating assets and liabilities:
Trade receivables	55,163	18,448
Inventories	(102,451)	(38,959)
Other current assets	(40,635)	14,018
Other non-current assets	(5,884)	(14,691)
Accounts payable and other accrued liabilities	40,712	(29,285)
Income tax liabilities	54,505	60,743
Restructuring liabilities	(3,936)	(6,023)
Accrued salaries, wages and employee benefits	(36,838)	(84,516)
Long-term employee related benefits	(18,242)	(21,622)
Other long-term liabilities	721	(987)
Other, net	(1,284)	782

Net cash provided by operating activities	150,756	127,150

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(57,415)	(53,834)
Proceeds from sale of property, plant and equipment	907	1,035
Foreign currency contracts not designated for hedge accounting	(5,478)	(4,106)
Acquisition of retail stores	(649)	(2,502)

Net cash used for investing activities	(62,635)	(59,407)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	322,563
Repayments of long-term debt and capital leases	(77,002)	(381,315)
Short-term borrowings, net	10,784	(2,560)
Debt issuance costs	(395)	(1,219)
Restricted cash	(1,172)	(182)
Dividends to minority interest shareholders of Levi Strauss Japan K.K.	(1,114)	(3,141)
Dividends to stockholders	(49,953)	—

Net cash used for financing activities	(118,852)	(65,854)

Effect of exchange rate changes on cash	(431)	3,371

Net (decrease) increase in cash and cash equivalents	(31,162)	5,260
Beginning cash and cash equivalents	155,914	279,501

Ending cash and cash equivalents	$124,752	$284,761

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$110,110	$171,965
Income taxes	45,575	36,325
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.